Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.
Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered

Debtors.

BALANCE SHEETS

AS OF DECEMBER 31, 2011

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o WILLIAM J. FOX 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o HARVEY R. MILLER 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: April 27, 2012

Indicate if this is an amended statement by checking here:         AMENDED STATEMENT

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities
Notes to the Balance Sheets	4
Balance Sheets	13

Accompanying Schedules:
Financial Instruments Summary and Activity	15
Real Estate — By Product Type	16
Commercial Real Estate — By Property Type and Region	17
Loan Portfolio by Maturity Date	18
Private Equity / Principal Investments by Legal Entity and Product Type	19
Derivatives Assets and Liabilities	20
Unfunded Lending and Private Equity / Principal Investments Commitments	21

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”). On December 6, 2011, the Bankruptcy Court confirmed the modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF DECEMBER 31, 2011

(Unaudited)

Basis of Presentation

The information and data included in the Balance Sheets are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI, and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act. LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Third Amended Joint Chapter 11 Plan (as supplemented, amended or modified) (the “Plan”) and related Disclosure Statement (the “Disclosure Statement”), each dated August 31, 2011, made after the Commencement Date as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets as of December 31, 2011 and Accompanying Schedules (collectively, the “Balance Sheets”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, real estate and private equity partnerships, and other agreements, and contingencies made by the Company.

The Balance Sheets and the Notes to the Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised.

Cash and Investments

Cash and investments include demand deposits, interest-bearing deposits with banks, U.S. government obligations and U.S. government guaranteed securities with maturities through December 31, 2012, and U.S. and foreign money market funds.

Cash and Investments Pledged or Restricted

Cash and investments pledged or restricted includes the cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. and HSBC Bank PLC, currently recorded at $2 billion and $80 million, respectively. The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of December 31, 2011, since these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation with Citigroup regarding these deposits and accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future balance sheets.

In addition, cash and investments pledged or restricted primarily includes: (i) $729 million of cash collected by LBSF on derivatives trades which collateralize notes, and is payable to collateralized noteholders; (ii) $648 million at LBHI related to net collections since September 14, 2008 on assets reported on the books of LBHI related to Intercompany-Only Repurchase transactions (as defined below); (iii) $1,146 million received by LBHI related to securities transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA), primarily comprised of (a) $455 million related to the Kingfisher note owned by LCPI, and (b) $547 million related to other securities collateral, both of which are held to secure contingent liabilities of LCPI arising from letters of credit issued pursuant to credit facilities for which LCPI was lender and JPM was either the issuer or administrative agent (contingent liabilities for LCPI are estimated to be approximately $15 million as of December 31, 2011, and as a result, in March 2012 LBHI transferred to LCPI $1.2 billion of this restricted cash, which included approximately $215 million of additional cash collected in 2012); (iv) $486 million related to Woodlands Commercial Corporation subject to resolution of Aurora’s disposition and a release from the regulators and $18 million related to its parent company, LB Bancorp, a Bank Holding Company; (v) $56 million of mis-directed wires received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable); and (vi) various pre-petition balances on administrative hold by certain financial institutions and other miscellaneous items. No admission is made as to the validity, enforceability or perfection of any interests in such cash amounts and as such, the Company’s rights in respect thereof are reserved.

Cash Seized

Subsequent to the Commencement Date, approximately $500 million was seized by Bank of America (“BOA”) to offset derivatives claims against the Debtors and corresponding guarantee claims against LBHI. On October 19, 2011, the Bankruptcy Court approved a settlement agreement with BOA which provides, among other things, for BOA to release approximately $356 million (plus interest) (the “Turnover Amount”) of these seized funds to LBHI, which has been received by the Company subsequent to December 31, 2011. The Turnover Amount was not reflected as a receivable in the Balance Sheets. Pursuant to the settlement, BOA has set off the remaining amount of the seized funds, approximately $145 million, against its claims against LBHI.

Subrogated Receivables from Affiliates and Third Parties—JPMorgan Collateral Disposition Agreement

The Company and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of certain collateral held by JPM to LBHI either as direct owner or subrogee (the “Transferred Collateral”). LBHI recorded a receivable from certain Affiliates of approximately $8.7 billion (the “Subrogated Receivables”), comprised primarily of $6.5 billion from LBI and $1.7 billion from LBSF.

The Transferred Collateral (including the RACERS Notes) consists primarily of securities that are illiquid in nature and where prices are not readily available. LBHI is determining if the value of such collateral pledged to JPM by an Affiliate will be sufficient to offset the cash posted on behalf of such Affiliate by LBHI. As a result, the Subrogated Receivables balances have not been adjusted by the value of the Transferred Collateral. The fair value of a portion of the Transferred Collateral, including restricted cash of approximately $143 million, for which the Company was able to obtain a value as of December 31, 2011 (excluding the RACERS Notes and the Securitization Instruments, defined below) totaled approximately $327 million. The value of the Transferred Collateral may not be sufficient to satisfy the Subrogated Receivables, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future balance sheets.

LBHI and JPM agreed to the terms of a settlement transaction (the “Settlement Transaction”), as approved by the Bankruptcy Court on February 15, 2012, which resolves LBHI’s claim objection contesting the purported right of certain JPM sponsored or managed funds (the “JPM funds”) to be secured by the LBHI collateral. The Transaction Settlement provides, among other things, for: (i) the return of $699.2 million cash to LBHI that had previously been provisionally allocated to satisfy the claims filed by the JPM funds pursuant to the CDA, (ii) the JPM funds to retain $15 million of the collateral posted under the CDA in respect of the funds’ claims and interest earned on the collateral posted under the CDA, and (iii) the JPM funds to waive a claim for a supplemental $12.5 million payment under the CDA based upon the reversal of a cross-affiliate setoff under certain derivative contracts. The $699.2 million received in 2012 in accordance with the Settlement Transaction was reflected as a receivable in the Balance Sheets and a reduction in the Subrogated Receivables.

Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

The Company is not in possession or does not have complete control of certain financial instruments (including approximately $162 million of inventory positions as of December 31, 2011 in Private Equity/Principal Investments) reflected on the Balance Sheets and has filed or is in the process of filing claims with affiliated broker-dealers. Adjustments may be required in future balance sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Financial instruments include Senior Notes, Mezzanine Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano, Spruce, and Kingfisher; collectively, the “Structures”). Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold or participated under loan participation agreements with LBHI Controlled Entities. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of December 31, 2011, or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests.

The Company has estimated the value of the Securitization Instruments at December 31, 2011 to be approximately $1,078 million ($453 million owned by LBHI, of which $107 million represents allocated cash and $625 million owned by LCPI), of which $768 million of the total amount is held by LBHI and is subject to provisions under the JPM CDA. The Securitization Instruments are collateralized by collected cash and inventory comprised of Loans, Real Estate, and Private Equity/Principal Investments in the amounts, estimated as of December 31, 2011, of $405 million, $106 million, and $567 million, respectively. As part of the CDA, the Company will be assessing ownership rights on this Transferred Collateral.

Pursuant to multiple Bankruptcy Court orders entered in the Chapter 11 cases, certain of the Company entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate and commercial loans. The cash posted as collateral, net of gains or losses on hedging positions, is reflected in “Secured Receivables from Controlled Affiliates and other assets” on the Company’s Balance Sheets. Refer to previous hedging reports filed with the Bankruptcy Court.

Real Estate

Real Estate includes residential and commercial whole loans, residential and commercial real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments. The valuations of the commercial real estate portfolio utilize pricing models (in some cases provided by third parties), which incorporate projected cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider broker’s opinions of value and third party appraisals.

Valuations for residential real estate assets are based on third party valuations and valuation models utilizing discounted projected cash flows.

Loans

Loans primarily consist of term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value.

Under an agreement (approved by the Bankruptcy Court) with an asset manager, effective September 1, 2011 (the “Asset Management Agreement”), the Company engaged the manager to: (i) provide active portfolio management with respect to the commercial loans portfolio and (ii) reduce and monitor unfunded commitments and letter of credit exposures. As of December 31, 2011 loans of approximately $2.5 billion in fair value are managed under the Asset Management Agreement.

During the first quarter of 2012 the Debtors Entities have sold commercial loans for approximately $380 million and collected principal paydowns of approximately $210 million.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed.

On December 14, 2011, the Bankruptcy Court authorized the Company to sell its interests in Neuberger Berman Group (“NBG”) to NBG and its employees upon certain terms and conditions. On March 4, 2012, the Company and NBG entered into a redemption agreement and amended the NBG operating agreement (in each case, on terms consistent with the approved motion) to provide for (i) the redemption by NBG of the Company’s preferred equity stake and (ii) the redemption of its 48% common equity stake in NBG by no later than April 30, 2017, including redemption of up to 10% of NBG’s common equity to be committed to in 2012. The common equity redemptions may be funded through excess cash flow payments, employee deferred compensation and out-of-pocket funds and, in certain circumstances, debt. On March 16, 2012, NBG secured financing and redeemed in full the preferred equity held by the Company with a face value of $814 million, plus a Special Return of 2.5% and accrued preferred return from January 1, 2012 for a total amount of $851 million. The investment in NBG is recorded as of December 31, 2011 at $1,101 million, reflecting its preferred and common equity investments as of such date. The NBG preferred and common equity interests are held by LBHI ($285 million) and by several Debtor-Controlled entities ($816 million).

Derivatives Assets and Derivatives Liabilities

Derivative assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral. Recoveries and claims in respect of derivatives are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, and structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles; and (v) set-off provisions.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Derivative claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company and in most cases, agreed upon with counterparties; and (ii) in cases where claims have not been resolved, at expected claim amounts estimated by the Company. Derivative claims include (i) claims by JPM subsequently subrogated to LBHI under the CDA and (ii) LBSF’s obligations under the RACERS Swaps.

Termination of the SASCO 2008-C2 Securitization

Prior to September 15, 2008, LBHI and LCPI sold participations in commercial real estate loans and other assets (the “Underlying SASCO Assets”) to SASCO 2008-C2, LLC (“SASCO”). SASCO, in turn, issued one class of notes (the “SASCO Notes”) secured by the Underlying SASCO Assets, and one class of preferred interests.

After the closing pursuant to the purchase agreement approved by the Bankruptcy Court in March 2011 LCPI owned 29.3% of the SASCO Notes and all of the preferred interests and LBHI owned the remaining 70.7% of the SASCO Notes.

On June 16, 2011, the Bankruptcy Court entered an order approving the termination of the SASCO securitization. Pursuant to the termination agreement, the SASCO Notes previously held by LBHI and LCPI were converted into preferred equity interests in SASCO in identical outstanding amounts and with substantially identical terms to the SASCO Notes outstanding just prior to termination. SASCO will continue to hold its interests in the Underlying SASCO Assets and LBHI and LCPI will retain substantially identical economic interests in SASCO to those they held prior to the termination agreement. The termination agreement also provides for the termination of the agreements with Well Fargo, National Association, and TriMont Real Estate Investors, Inc. respectively the trustee, the servicer and the special servicer of SASCO.

As of December 31, 2011, the Underlying SASCO Assets are reflected on LCPI ($1.5 billion) and SASCO’s ($389 million) Balance Sheets, after transferring approximately $878 million in assets from LBHI to LCPI related to intercompany repurchase transactions prior to September 15, 2008 and approximately $368 million in assets from LBHI to SASCO for loans converted to real estate owned properties in 2011. SASCO has recorded a secured receivable for approximately $1.5 billion from LCPI. In addition, LBHI and LCPI have recorded an investment in SASCO for the preferred and common interests for approximately $1,029 million and $946 million, respectively, reflected in “Investments in Affiliates”. SASCO’s assets and liabilities are reflected in the Debtor-Controlled Entities Balance Sheets.

Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities

Investments in Controlled Entities reflect the investment in LBHI’s wholly-owned indirect subsidiary Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”) on an equity basis in the amount of $577 million, reflecting the reduction in estimated value for the assets held for sale by Aurora. LBHI agreed to take steps as necessary to maintain Aurora’s capital at certain levels and to sell it prior to May 31, 2012. If the sale cannot be completed by that date, it may be necessary for LBHI to purchase Aurora’s remaining non-cash assets and pay off all remaining deposit liabilities.

During December 2011, Woodlands Commercial Bank (formerly known as Lehman Brothers Commercial Bank): (i) paid Metlife Bank NA and Continental Bank to assume its remaining deposits, (ii) surrendered its industrial bank charter to the State of Utah, (iii) terminated its insured status with the FDIC, and (iv) changed its name to Woodlands Commercial Corporation (“WCC”). As a result, all of WCC’s assets are currently managed by the Company and are restricted until resolution of Aurora. WCC’s assets and liabilities are reflected in the Debtor-Controlled Entities Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in the amount of $5,427 million as of December 31, 2011 as the Company deemed any recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

On September 19, 2008, LBI, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to Lehman ALI Inc., (“ALI”) a subsidiary of LBHI, in exchange for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimis amount as the Company believes the PIK Note did not have any value as of September 19, 2008. Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard. The Company has, on a multiple occasions, met with representatives of LBI related to this and other topics. In the event that a valuation or settlement reflects a positive value, adjustments, which may be material, will be reflected in future balance sheets. On February 28, 2012 the Company and James W. Giddens, Trustee for the SIPA liquidation of LBI, announced that an agreement in principle has been reached to resolve all claims among their respective entities and that the agreement in principle is subject to documentation and various approvals, including by the Bankruptcy Court. No details about the agreement were made available with the announcement. There is no assurance that an agreement among the parties will be consummated.

Secured Receivables from Controlled Affiliates and Other Assets

Secured Receivables from Controlled Affiliates and Others Assets reflects certain post-petition activities, including: (i) activities between Debtors and Debtor-Controlled Entities for administrative expenses allocation, cash transfers, and encumbered inventory totaling approximately $6.0 billion, with the corresponding liability in Secured Payables to Controlled Affiliates and Other Liabilities, (ii) receivables from the JPM Funds for $699 million, (iii) derivative and foreign currency hedges of $350 million, and (iv) other assets for approximately $900 million.

Administrative expenses allocation related to obligations for certain administrative services and bankruptcy related costs incurred through December 31, 2011 have been allocated to significant Debtor and Debtor-Controlled Entities. The costs incurred for LBHI operations are determined in the following order: (i) assigned to a legal entity or to the Debtor entities where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) or (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are identified as asset class support costs, but not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class. Indirect Costs are generally for the overall management of the Company and/or cannot be specifically identified to a legal entity or asset class. Certain Indirect Costs (e.g. key vendors providing holding company and bankruptcy-related services and the Company support staff compensation) are initially allocated at 30% to LBHI. Remaining Indirect Costs are then allocated to all asset classes based on an equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class. The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future balance sheets. The Debtor Allocation Agreement, which became effective on the Effective Date, provided, among other things, for an allowed administrative expense claim of LBSF against LBHI in the amount of $300 million as a credit against allocation of administrative costs. As a result, LBSF’s allocated costs (to the extent unpaid as of the Effective Date) for the fourth quarter of 2011 shall be offset against this credit. For further information of the Debtor Allocation Agreement, refer to Article VI of the Plan.

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another subject to a Cash Management Order approved by the Bankruptcy Court. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. The transferring Affiliate is entitled to an administrative claim in the case of a Debtor (and in the case of Debtor-Controlled Entities, a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds). Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI has received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale. These Other Debtors and Debtor-Controlled Entities have administrative claims against LBHI for this cash.

Encumbered Inventory—Intercompany-Only Repurchase Transactions, RACERS and Fenway

Prior to the Commencement Date, LBHI, ALI and Property Asset Management Inc. (“PAMI”), among others, regularly entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. Underlying assets related to Intercompany-Only Repurchase Transactions, RACERS (“Racers Assets”) and Fenway (“Fenway Assets” together with the Racers Assets and the Intercompany-Only Repurchase Transactions, collectively “Affected Assets”) were not transferred and were reflected on the Balance Sheets of the originating entity with a corresponding secured payable to LCPI or LBHI.

The Company is in the process of finalizing documentation that will align the legal title and beneficial ownership of the Affected Assets. As such, the Balance Sheets as of December 31, 2011 reflect (i) the transfer of commercial real estate assets involved in Intercompany-Only Repurchase Transactions from LBHI and ALI to LCPI of approximately $239 million and $75 million, respectively (approximately $178 million (primarily residential loans) and $23 million in financial inventory still remain on LBHI and ALI Balance Sheets, respectively and accordingly, are encumbered on the Balance Sheets of LBHI and ALI with a secured payable to LCPI); (ii) the alignment of the beneficial ownership of the assets related to RACERS Assets and Intercompany-Only Repurchase Transactions for the benefit of LCPI through the transfer of the legal entity PAMI and certain of its subsidiaries to LCPI as a wholly owned direct subsidiary (the Balance Sheets of PAMI and certain of its wholly owned direct subsidiaries reflect approximately $281 million and $558 million in inventory related to RACERS and Intercompany-Only Repurchase Transactions; approximately $200 million of the $558 million related to Intercompany-Only Repurchase Transactions inventory is reflected on certain of PAMI’s subsidiaries Balance Sheets); (iii) the assumption by PAMI ALI LLC, a newly formed and wholly-owned direct subsidiary of ALI, of PAMI’s net liabilities of approximately $3.0 billion including unencumbered inventory (approximately $246 million); and (iv) the transfer of approximately $434 million of Fenway Assets from PAMI to PAMI Holdings LLC, a newly formed and wholly-owned direct subsidiary of LBHI. As of December 31, 2011, LCPI and ALI will continue to hold approximately $25 million and $126 million of Fenway Assets encumbered to LBHI, respectively.

Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors ($25.6 billion) and Non- Controlled Affiliates ($3.2 billion). Due from Affiliates includes affiliate guarantee receivables of approximately $926 million recorded at December 31, 2011.

The Balance Sheets do not reflect potential reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.

Controlled Entities

During 2011 the Company identified a certain number of Debtor-Controlled entities which were previously put into voluntary and involuntary liquidation proceedings and are being administrated by third party liquidators (the “Liquidation Entities”). As a result, these Liquidation Entities are not included in the Company’s Balance Sheets. The Debtors and Debtor-Controlled Entities holding account balances with the Liquidation Entities have reclassified the “Investments in, Due From and Due To Debtors and Debtor Controlled Entities” to “Investments in, Due From and Due To Non-Controlled Affiliates” in the amounts of $1.6 billion, $9.7 billion and $8.5 billion, respectively. During 2011, the Company also removed the Balance Sheets for Debtor-Controlled entities managed by other administrators.

Merit LLC (“Merit”)

Merit commenced a Chapter 11 case on December 14, 2009 and did not file separate financial statements with the Bankruptcy Court at the time of the bankruptcy’s commencement. Merit was originally formed to participate in a consortium providing Kumho Industrial Co Ltd (“Kumho”) with financing to acquire a significant interest in Daewoo Engineering and Construction Co Ltd (“Daewoo”). In November 2006, Merit entered into an agreement (“Shareholders Agreement”) with Kumho providing Merit the right to sell Daewoo shares initially acquired by Merit to Kumho at a minimum price after 3 years. In December 2006, Merit entered into a Securities Lending Agreement with LBIE and LBIE Seoul Branch for custody of the Daewoo shares. LBIE held 7,893,030 Daewoo shares as of September 15, 2008 when it filed for administration. To date, LBIE has not returned the Daewoo shares or equivalent cash to Merit. As a result, Merit has recorded a receivable from LBIE of approximately $71.5 million as of December 31, 2011.

In addition, Merit has recorded a receivable of approximately $20.7 million in connection with the termination of a derivatives contract between Merit and LBSF. The purchase of this derivatives contract was funded by a non-LBHI controlled affiliate, and Merit has recorded a payable of approximately $81.4 million to the non-controlled affiliate.

In March 2010, Kumho (itself experiencing financial distress) and Korea Development Bank (“KDB”), a major creditor to Kumho, offered to settle Kumho’s financial obligations under the Shareholders Agreement by providing instead: (i) the right to sell the Daewoo shares owned by Merit and/or LBIE to KDB at KRW 18,000 per share, (ii) 3,532,541 Kumho common shares (post reverse stock split), valued at $22.2 million as of the date of this Balance Sheet, and (iii) a claim against Kumho in the amount of approximately $13.3 million (plus interest) due no later than December 31, 2014. The Kumho shares and claim currently are controlled by LBIE, and Merit has recorded corresponding receivables from LBIE.

Merit may also be facing protracted legal disputes over the ownership of Merit’s financial assets discussed above with LBIE (for which a claim will be submitted) and TrueFriend 4th Securitization Specialty Co. As a result, Merit cannot assess, at this time, the return of such assets or the collectability of the receivables from LBIE, and accordingly, has not recorded a reserve on the receivables from LBIE.

In December 2010, KDB presented Merit and LBIE with an agreement to purchase the Daewoo shares, but subject to certain penalties in the event of a settlement failure. Merit and LBIE could not agree to the penalty and as a result, the sale of the Daewoo shares to KDB did not occur and LBIE continues to hold the Daewoo shares.

In March 2012, Kumho, citing financial difficulties, initiated a debt to equity conversion of the Kumho debt the financial investors received in connection with the March 2010 workout plan pursuant to which KRW 12.0 billion of Merit and LBIE’s holding of Kumho debt was thus converted to 1,580,704 shares of Kumho and those shares have been deposited into an account controlled by LBIE. Merit and LBIE are expecting in April 2012 to enter into a written loan agreement with Kumho with respect to the remaining KRW 2.21 billion in Kumho debt. In connection with the execution of the loan agreement, Kumho is expected to deliver KRW 1.55 billion of interest accrued thus far on the Kumho debt to an account controlled by LBIE.

Financings

The Company has certain securitization and financing agreements with third parties, under which an event of default has occurred. Such events of default include breach of collateralization ratio, failure to pay interest, failure to repurchase assets on the specified date, or LBHI’s bankruptcy. The Balance Sheets reflect these securitizations and financings (for purposes of this presentation) net of the respective securities inventory collateral either as a net payable or, if it resulted in a net receivable, in certain cases, a reserve was recorded. These agreements are subject to ongoing legal review. As such, net amounts recorded in the Balance Sheets are estimates and may require adjustments, which may be material, in future balance sheets. The Company has submitted or will submit a claim to Non-Controlled Affiliates in other receiverships to recover certain financial instruments.

Taxes Payable

As of December 31, 2011, the Company has recorded in an estimate of approximately $1.55 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback. This amount has decreased by approximately $500 million since December 31, 2010 due to continued progress in connection with ongoing audits by the major taxing jurisdictions that have filed Priority Tax Claims. In addition, LBHI has recorded a receivable for the estimated amount of LBI’s portion of those taxes (approximately $1.0 billion).

The Debtor Allocation Agreement, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims among the Debtors will be allowed in order to reflect the appropriate allocation of any audit changes/ adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles and (ii) in the event that LBI (or any other member of the LBHI consolidated federal/combined state and local income tax group) cannot satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability among all Debtor members of its consolidated federal/combined state and local income tax group.

The Debtor Allocation Agreement also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal / combined state & local income taxes for tax years ending after the Effective Date.

In certain circumstances, the Company may be subject to withholding taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for several disputed federal tax issues that the Company plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. In March 2012, the Bankruptcy Court approved an interim settlement of certain audit issues raised by the IRS during the course of its audit of the LBHI consolidated group’s prepetition taxable years; however, significant issues remain in dispute and continue to be the subject of negotiation or litigation. Most, but not all, of the issues covered by the interim settlement were reflected by the IRS in its claim when filed. The IRS’s claim also does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The IRS has commenced an audit of the 2008-2010 consolidated federal income tax returns of the LBHI group. The LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims it intends to offset against this portion of the refund.

In accordance with a cash reserve stipulation entered into in December 2011 with the IRS, and a Reserve & Reimbursement Agreement among the Debtors and certain Affiliates, effective as of the Effective Date, the Debtors established on the Effective Date a cash reserve covering the $2.2 billion IRS Proof of Claim.

As of December 31, 2011, the outstanding Priority Tax Claims filed by states, cities, and municipalities approximated $700 million. Of this amount, approximately $627 million is attributable to New York City. The remaining approximately $70 million is attributable to the remaining claims. On April 20, 2011, the Debtors entered into a settlement agreement with New York State for a cash payment amount of $144.1 million, which settlement agreement was approved by the Bankruptcy Court on May 18, 2011. Pursuant to the Bankruptcy Court’s order, payment has since been made and the rights of the Debtors and the other Lehman Affiliates to challenge the allocation of such payment have been reserved. This payment has satisfied the New York State claim representing tax years under audit for periods prior to the Commencement Date. The Debtors are also actively engaged in a resolution process with New York City and have made considerable progress. The Debtors currently believe that the New York City Priority Tax Claims will ultimately be settled for less than the $627 million claimed amount; however, the Debtors have also established on the Effective Date a cash reserve to cover the claim.

Liabilities Subject to Compromise

Liabilities Subject to Compromise have been recorded by legal entity on the Balance Sheets as of December 31, 2011. As a result of the Plan confirmation, the Company has reclassified certain liabilities of the Debtors pertaining to Liabilities Due to Affiliates, Derivatives and Other Contractual Agreements, and Borrowing and accrued Interest, into Liabilities Subject to Compromise. In addition, LBHI also includes liabilities related to Affiliate Guarantee Claims and Third-Party Guarantee Claims. Liabilities Subject to Compromise as of December 31, 2011 have been estimated at $358 billion based on Exhibit 6 of the Disclosure Statement (“Exhibit 6”).

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, assert an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through March 31, 2012, the Debtors have allowed approximately $293 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. In doing so, it has determined that its current estimates of Liabilities Subject to Compromise for each of the Debtors have not had a material change for any specific Debtor, in the aggregate, as compared to Exhibit 6 although the composition of those claims may have changed as compared to the categories listed and estimated on Exhibit 6. As an example, although LBHI has made significant progress in reducing estimated allowed claims in many of the categories listed in Exhibit 6, it has also recognized an Affiliate claim related to LB RE Financing No. 2 Ltd of $6.8 billion disclosed in the Plan Supplement that was not estimated in Exhibit 6. As such, Liabilities Subject to Compromise for LBHI have been estimated at $270 billion based on Exhibit 6.

The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including claims’ settlements, distributions, Bankruptcy Court decisions, etc. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Distributions Pursuant to Plan

On March 6, 2012 the Debtors announced the occurrence of the Effective Date of their Plan and emergence from Chapter 11. The Debtors commenced the first distribution to creditors on April 17, 2012. The distribution was made to record holders of claims as of March 18, 2012.

Stockholders’ Equity

In accordance with the Plan on the Effective Date all LBHI common and preferred stock were cancelled and LBHI issued one share of common stock, $0.01 par value per share to the Plan Trust to be held for the benefit of the former LBHI stockholders consistent with their former relative priority and economic entitlements. The Plan Trust was created on behalf of, and for the sole benefit of, the holders of record of LBHI’s stock. Stockholders of LBHI are not expected to receive any consideration under the Plan on account of their equity interests. Consequently, the Company wrote off the paid-in-capital, preferred stock and common stock of approximately $13.6 billion at December 31, 2011.

Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Rounding

The Balance Sheets and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2011

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (3)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (2)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$3,245	$9,202	$1,870	$677	$257	$444	$396	$4,840	$7	$20	$20,958	$4,221	$25,179
Cash and short-term investments pledged or restricted	4,198	729	44	5	—	—	0	30	—	2	5,007	504	5,511
Financial instruments and other inventory positions:
Real estate	802	0	—	—	—	—	—	3,761	351	14	4,928	2,806	7,734
Loans	322	13	—	—	—	—	—	2,049	—	—	2,385	217	2,602
Principal investments	1,214	0	—	—	—	—	—	650	—	—	1,864	4,467	6,332
Derivatives and other contractual agreements	—	2,704	67	176	108	70	6	40	—	25	3,195	403	3,597

Total Financial instruments and other inventory positions	2,339	2,717	67	176	108	70	6	6,500	351	39	12,372	7,893	20,265

Subrogated Receivables from Affiliates and Third Parties	8,678	—	—	—	—	—	—	—	—	—	8,678	—	8,678
Secured Receivables from Controlled Affiliates and other assets	2,559	358	10	1	1	9	1	2,393	(0)	33	5,365	2,600	7,966
Investments in Affiliates	(32,305)	804	—	—	—	—	—	1,426	—	(123)	(30,198)	(34,687)	(64,885)
Due from Affiliates:
Controlled Affiliates	64,258	1,828	416	22	—	0	2	7,298	0	909	74,734	9,935	84,668
Non-Controlled Affiliates	47,045	4,460	1,796	1,483	1,298	0	0	337	—	101	56,520	9,153	65,674

Total Due from Affiliates	111,303	6,288	2,212	1,505	1,298	0	2	7,635	0	1,010	131,254	19,088	150,342

Total Assets	$100,016	$20,098	$4,203	$2,364	$1,664	$524	$405	$22,824	$358	$980	$153,436	$(380)	$153,056

Liabilities and stockholders’ equity Liabilities
Secured Payables to Controlled Affiliates and other liabilities	$3,082	$127	$7	$5	$1	$0	$0	$2,086	$286	$1	$5,596	$635	$6,231
Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	28,850	28,850
Secured Claims Payable to Third Parties	2,080	786	—	—	—	—	—	—	—	—	2,866	—	2,866
Taxes Payable	1,035	9	—	3	—	—	—	35	—	1	1,083	467	1,550
Liabilities Subject to Compromise	269,650	47,617	3,906	1,864	1,206	264	200	30,718	593	2,018	358,035	—	358,035

Total Liabilities	275,848	48,540	3,914	1,872	1,207	264	200	32,838	879	2,020	367,581	29,953	397,534
Stockholders’ Equity	(175,832)	(28,442)	289	492	458	259	205	(10,014)	(521)	(1,040)	(214,146)	(30,333)	(244,478)

Total Liabilities and Stockholders’ Equity	$100,016	$20,098	$4,203	$2,364	$1,664	$524	$405	$22,824	$358	$980	$153,436	$(380)	$153,056

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

(2)	Only balances between Debtor-Controlled Entities reflect the impact of intercompany eliminations and investments in subsidiaries.

(3)	Certain other debtor's balance sheets presented on the following page.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2011 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$0	$0	$0	$—	$0	$—	$2	$—	$17	$—	$—	$—	$0	$20
Cash and short-term investments pledged or restricted	—	—	—	—	—	—	2	—	—	—	—	—	—	—	2
Financial instruments and other inventory positions:
Real estate	—	—	—	—	—	—	—	5	—	—	—	—	9	—	14
Loans	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	—	—	—	25	25

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	5	—	—	—	—	9	25	39
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Receivables from Controlled Affiliates and other assets	0	23	3	6	—	—	—	1	0	—	—	0	—	—	33
Investments in Affiliates	—	—	—	—	—	—	(123)	—	—	—	—	—	—	—	(123)
Due from Affiliates:
Controlled Affiliates	194	—	0	0	613	—	58	—	—	2	—	—	—	42	909
Non-Controlled Affiliates	2	—	—	—	8	9	—	—	—	—	—	—	—	82	101

Total Due from Affiliates	196	—	0	0	621	9	58	—	—	2	—	—	—	124	1,010

Total Assets	$196	$23	$3	$6	$621	$9	$(63)	$8	$0	$19	$—	$0	$9	$149	$980

Liabilities and stockholders’ equity
Liabilities
Secured Payables to Controlled Affiliates and other liabilities	$—	$—	$—	$—	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1
Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	1	—	—	—	—	—	—	—	—	—	1
Liabilities Subject to Compromise	46	23	8	9	1,520	2	—	14	40	14	8	10	0	325	2,018

Total Liabilities	46	23	8	9	1,521	2	0	14	40	14	8	10	0	325	2,020
Stockholders’ Equity	149	1	(5)	(3)	(900)	7	(63)	(6)	(40)	6	(8)	(10)	9	(176)	(1,040)

Total Liabilities and Stockholders’ Equity	$196	$23	$3	$6	$621	$9	$(63)	$8	$0	$19	$—	$0	$9	$149	$980

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Financial Instruments Summary and Activity (1)

October 1, 2011—December 31, 2011

(Unaudited)

	As of December 31, 2011					(Activity 10/01/11 - 12/31/11)
				As Reported September 30, 2011		Transfers and Reclassifications (3)	Fair Value / Recovery Value Change (5)	Cash (4)
$ in millions	Encumbered (2)	Unencumbered	Total	Total	Change			(Receipts)	Disbursements
Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$178	$624	$802	$2,421	$(1,619)	$(1,595)	$185	$(220)	$11
Lehman Commercial Paper Inc.	1,562	2,198	3,761	2,744	1,017	1,138	97	(342)	124
PAMI Statler Arms LLC	—	9	9	10	(1)	—	(2)	—	—
Lux Residential Properties Loan Finance S.a.r.l	—	351	351	338	13	—	13	—	—
LB Rose Ranch LLC	—	5	5	5	0	—	0	—	—
Subtotal Debtors	1,740	3,187	4,927	5,518	(591)	(457)	294	(563)	135

Debtor-Controlled	149	2,658	2,807	2,892	(85)	615	143	(891)	48

Total Real Estate	1,889	5,845	7,734	8,410	(676)	158	436	(1,453)	183

Loans
Debtors:
Lehman Brothers Holdings Inc.	—	323	323	499	(176)	—	1	(177)	—
Lehman Brothers Special Financing Inc.	—	13	13	29	(16)	—	(17)	—	1
Lehman Brothers Commodity Services Inc.	—	—	—	—	—	—	—	—	—
Lehman Commercial Paper Inc.	—	2,049	2,049	2,223	(174)	—	(146)	(55)	27

Subtotal Debtors	—	2,385	2,385	2,751	(366)	—	(162)	(232)	28
Debtor-Controlled	—	218	218	67	151	151	—	—	—

Total Loans	—	2,603	2,603	2,818	(215)	151	(162)	(232)	28

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	—	1,214	1,214	1,178	36	(5)	73	(32)	0
Lehman Commercial Paper Inc.	—	650	650	609	41	9	40	(8)	—

Subtotal Debtors	—	1,864	1,864	1,787	77	4	113	(40)	0
Debtor-Controlled	228	4,239	4,467	5,127	(660)	8	(405)	(287)	23

Total Private Equity / Principal Investments	228	6,104	6,332	6,914	(582)	12	(292)	(326)	24

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	$58	$2,646	2,704	2,664	40	(76)	478	(608)	246
Lehman Brothers Commodity Services Inc.	—	67	67	79	(12)	—	8	(20)	—
Lehman Brothers OTC Derivatives Inc.	—	108	108	118	(10)	—	4	(13)	—
Lehman Brothers Commercial Corp.	—	176	176	186	(10)	—	(4)	(6)	—
Lehman Commercial Paper Inc.	—	40	40	48	(8)	—	7	(16)	—
Other Debtors	—	100	100	97	3	—	6	(2)	—

Subtotal Debtors	58	3,137	3,195	3,191	3	(76)	499	(665)	246
Debtor-Controlled	—	402	402	450	(48)	29	(45)	(32)	—

Total Derivative Receivables and Related Assets	58	3,539	3,597	3,642	(45)	(47)	454	(697)	246

Totals	$2,175	$18,090	$20,265	$21,784	$(1,519)	$274	$436	$(2,708)	$480

Notes:

All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the September 30, 2011 and December 31, 2011 Balance Sheets. This schedule excludes any assets that have been, for presentation purposes, netted against any financings.
(2)	Encumbered assets include: (i) Intercompany-Only Repurchase transactions for $0.2 billion and Other for $0.2 billion, all encumbered to LCPI, (ii) Fenway for $0.2 billion encumbered to LBHI, (iii) LCPI assets for $1.5 billion encumbered to SASCO, and (iv) $58 million encumbered to collateralized lenders.
(3)	Primarily includes: (i) transfer of assets to align the legal title and beneficial ownership related to (a) SASCO assets in Real Estate for $878mm from LBHI to LCPI and $368 from LBHI to SASCO and (b) Intercompany-Only Repurchase Transactions and Real Estate Owned assets in Real Estate from LBHI to LCPI for $206mm and from LBHI to Debtor-Controlled entities for $143mm, (ii) transfer of positions into Real Estate, Loans and Derivatives Receivables and Related Assets for $149mm, $205mm and $29mm, respectively, from Woodlands Commercial Corporation to Debtor-Controlled Entities, (iii) transfer of positions out of Loans for $54mm related to a Debtor-Controlled entity that was deconsolidated, and (iv) reclassification in Derivative Receivables and Related Assets for $76mm related to certain derivatives assets previously reported in Inventory to affiliate claims payable included in Liabilities Subject to Compromise.
(4)	Cash receipts include $361mm in Derivative Receivables and Related Assets related to proceeds from derivatives collateral that was held by a Non-Controlled Affiliate and returned to LBSF. Cash disbursements include $218mm in Derivative Receivables and Related Assets for the purchase of SPV notes to facilitate the unwinding of derivative contracts. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements due to inclusion in that report of Agency-related receipts and disbursements and certain non-inventory items such as operating expenses, interest income and dividend distributions.)
(5)	Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Real Estate—by Product Type

As of December 31, 2011

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Lehman ALI Inc.	Property Asset Management Inc.	Other Debtor- Controlled Entities	Total LBHI Controlled Entities
Residential Real Estate
United States
Whole Loans:
Alt-A / Prime(2)
First Lien	$3	$73	$—	$77	$—	$—	$0	$77
Second Lien	0	7	—	7	—	—	—	7

Subtotal	3	81	—	84	—	—	0	85
Subprime(2)
First Lien	6	87	—	93	—	—	—	93
Second Lien	0	1	—	1	—	—	0	2

Subtotal	7	88	—	94	—	—	0	95
Other
Warehouse lines:
Residential	—	24	—	24	—	—	—	24
Auto	—	—	—	—	—	—	—	—
Securities	—	2	—	2	—	—	—	2
Real Estate Owned	3	9	—	13	—	—	10	23
Small Balance Commercial	—	0	—	0	—	—	4	4
Mortgage-Backed Securities(3)	—	—	—	—	—	—	21	21
Other(4)	29	—	—	29	—	—	—	29

Subtotal	32	36	—	68	—	—	35	103
Europe
Whole loans:
Other	—	—	—	—	—	—	3	3

Total Residential Real Estate (1)	$41	$204	$—	$246	$—	$—	$39	$285

Commercial Real Estate
North America
Whole loans
Senior	$396	$198	$—	$593	$43	$18	$483	$1,137
B-notes/Mezzanine	174	387	—	561	—	—	111	672
Corporate Loans	—	649	—	649	—	—	115	764
Equity	53	349	351	752	2	364	1,397	2,515
Real Estate Owned	28	174	14	216	—	252	1,081	1,549
Other	24	18	—	42	—	—	15	57

Subtotal	674	1,774	365	2,813	44	634	3,202	6,693
Europe
Whole loans
Senior	—	66	—	66	—	—	—	66
B-notes/Mezzanine	—	253	—	253	—	—	—	253
Corporate Loans	—	—	—	—	—	—	—	—
Equity	11	43	—	54	—	—	198	252

Subtotal	11	362	—	374	—	—	198	572
Asia
Whole loans
Senior	—	—	—	—	—	—	6	6
B-notes/Mezzanine	—	—	—	—	—	—	—	—
Equity	—	—	—	—	—	—	71	71
Other	—	—	—	—	—	—	1	1

Subtotal	—	—	—	—	—	—	77	77
Securitization Instruments(5)	47	59	—	106				106

Total Commercial Real Estate (1)	$733	$2,196	$365	$3,293	$44	$634	$3,478	$7,449

Assets held for the benefit of: (6)
SASCO	—	1,538	—	1,538	—	—	(1,538)	—
LBHI relating to Fenway	(150)	24	—	(126)	126	—	—	—
LCPI relating to Intercompany-only Repos	178	(201)	—	(23)	23	—	1	—

	$28	$1,361	$—	$1,389	$148	$—	$(1,537)	$—

Total Real Estate per Balance Sheets	$802	$3,761	$365	$4,927	$193	$634	$1,980	$7,734

Notes:

(1)	The amounts included in Residential and Commercial Real Estate reflects by legal entity the unencumbered assets held by that entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Prime / Subprime designations based on loan characteristics at origination.
(3)	Rated non-investment grade.
(4)	Represents the estimated present value of servicing rights cash flows, valued at approximately $2.5 million, and other recoveries of approximately $26 million.
(5)	These financial instruments include Senior Notes, Mezzanines Notes and retained equity interests that were issued by certain securitization structures (Verano and Spruce). Refer to the Notes to the Balance Sheet for further discussion.
(6)	“Assets held for the benefit of” represents a reconciliation of the assets encumbered from one legal entity to another legal entity that holds the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Commercial Real Estate—By Property Type And Region(1)

As of December 31, 2011

(Unaudited)

$ in millions	North America	Europe	Asia	Total
Commercial Real Estate
Senior Whole Loans
Office	$141	$51	$—	$192
Hotel	380	—	—	380
Multi-family	188	—	—	188
Retail	—	10	6	17
Condominium	42	5	—	46
Land	379	—	—	379
Other	6	—	—	6

Total Senior Whole Loans by Type	1,137	66	6	1,209

B-Note/Mezz Whole Loans
Office	476	194	—	671
Hotel	14	34	—	48
Multi-family	28	25	—	53
Industrial	122	—	—	122
Retail	12	—	—	12
Condominium	18	—	—	18
Land	2	—	—	2

Total B-Notes/Mezz Whole Loans by Type	673	253	—	927

Corporate Loans
Office	217	—	—	217
Multi-family	191	—	—	191
Other	356	—	—	356

Total Corporate Loans by Type	764	—	—	764

Equity
Office	190	110	29	328
Industrial	86	0	—	87
Hotel	49	42	17	107
Multi-family	1,913	8	18	1,939
Retail	2	—	2	4
Mixed-use	—	82	—	82
Condominium	21	—	—	21
Land	101	11	1	113
Other	153	—	5	157

Total Equity by Type	2,515	252	71	2,838

Real Estate Owned
Office	114	—	—	114
Industrial	3	—	—	3
Hotel	443	—	—	443
Multi-family	547	—	—	547
Condominium	148	—	—	148
Land	256	—	—	256
Other	38	—	—	38

Total Real Estate Owned by Type	1,549	—	—	1,549

Other	55	—	1	56

Securitization Instruments	106	—	—	106

Total Commercial Real Estate	$6,800	$572	$77	$7,449

Notes:

(1)	This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Loan Portfolio by Maturity Date(1)

As of December 31, 2011

(Unaudited)

$ in millions

	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities
	Notional (2)
2012	$—	$1	$—	$315	$47	$362
2013	—	23	—	514	—	537
2014	1	—	—	459	151	611
2015 and over (5)	12	1	—	1,355	37	1,405
			—

Total	$13	$24	$—	$2,643	$236	$2,916

	Fair Value (3)
2012	$—	$0	$—	$280	$47	$327
2013	—	12	—	460	(4)	469
2014	1	—	—	329	145	475
2015 and over (5)	13	1	—	884	29	927

Subtotal	14	13	—	1,953	218	2,198

Securitization Instruments(4)	309	—	—	96	—	405

Total	$323	$13	$—	$2,049	$218	$2,603

Notes:

(1)	This schedule reflects loans assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Represents the remaining outstanding principal balance on the loans by stated maturity dates.
(3)	Fair value balances as of December 31, 2011 include discount amounts on unfunded commitments.
(4)	These financial instruments include Senior Notes, Mezzanine Notes and retained equity interests that were issued by certain securitization structures (Verano and Spruce).
(5)	The balance also includes trade claims and equity positions. Equity and trade claims are represented at fair value under notional and fair value.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of December 31, 2011

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments(3)	GP/LP Investments(4)	Securitization Instruments (7)	Total (1)	Assets held for the benefit of LCPI (6)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$21	$789	$307	$98	$1,214	$—	$1,214
Lehman Commercial Paper Inc.	—	408	—	470	878	(228)	650

Total Debtors	21	1,197	307	567	2,092	(228)	1,864
Debtor-Controlled:
LB I Group Inc. (2)	385	990	906	—	2,281	228	2,509
Other Debtor-Controlled	369	864	724	—	1,958	—	1,958

Total Debtor-Controlled	754	1,855	1,630	—	4,239	228	4,467

Total	$775	$3,052	$1,938	$567	$6,332	$—	$6,332

By Product Type
Private Equity / Leveraged Buy Outs (“LBOs”)	$206	$2,519	$572	$—	$3,297
Venture Capital	59	23	18	—	101
Fixed Income	107	411	170	—	689
Real Estate Funds	285	—	1	—	286
Hedge Funds	—	—	1,146	—	1,146
Securitization Instruments	—	—	—	567	567
Other(5)	117	98	30	—	245

Total	$775	$3,052	$1,938	$567	$6,332

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	LB I Group Inc. (read LB “one” Group Inc.), is a major Debtor-Controlled. LB I Group Inc. is presented on a consolidated basis.
(3)	Direct Investments (Private Equity / LBOs) includes $1,101 million recorded for preferred and common equity interests in Neuberger Berman as of December 31, 2011, reflecting the fair value as of such date.
(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.
(5)	“Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.
(6)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI that holds the economic interest.
(7)	The balance includes the Kingfisher Note value which takes account of a projected recovery of a claim filed against a Non-Controlled Affiliate.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of December 31, 2011

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors
Assets - Receivables, Net

Open ($)	$413	$—	$0	$—	$—	$28	$—	$—	$441
Terminated / Matured ($)	1,604	55	17	176	—	20	6	—	1,877

Total	2,017	55	17	176	—	48	6	—	2,318
Other Derivative Related Assets(2)	686	13	91	—	40	22	—	25	876

Total Derivatives and Related Assets	$2,704	$67	$108	$176	$40	$70	$6	$25	$3,195

# of Counterparty contracts
Open	248	—	5	—	—	2	—	—	255
Termed / Matured	492	50	16	89	16	33	9	—	705

Total	740	50	21	89	16	35	9	—	960
Liabilities - Payables

Agreed (3)	$(13,296)	$(981)	$(425)	$(146)	$—	$(57)	$(46)	$—	$(14,952)
Pending Resolution (4)	(11,091)	(486)	(164)	(428)	(41)	(0)	(30)	—	(12,241)

Total	$(24,387)	$(1,467)	$(589)	$(575)	$(41)	$(57)	$(76)	$—	$(27,193)

# of Counterparty contracts	1,797	187	106	149	1	10	39	—	2,289

Total	1,797	187	106	149	1	10	39	—	2,289

Notes:

(1)	Derivative liabilities are included in Liabilities Subject to Compromise in the Balance Sheets.
(2)	Amounts primarily include notes and equity positions in various corporations, shares of hedge funds, loans, notes issued by a Debtor and a Non-Controlled Affiliate, and physical commodity positions.
(3)	Agreed is defined as: (i) claims that are recorded at values agreed upon with counterparties and classified as allowed in the claims register as reported by Epiq Bankruptcy Solutions (“Epiq”) as of December 31, 2011, and (ii) claims that are recorded at values agreed to by the Company, but pending classification as allowed in the claims register by Epiq as of December 31, 2011.
(4)	Pending resolution includes open, terminated and matured derivative transactions that are recorded at amounts estimated by the Company.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of February 29, 2012

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities (2)
Real Estate
Commercial	$11	$285	$—	$295	$10	$305

Loans(3)	—	270	0	270	166	436

Private Equity / Principal Investments
Private Equity Platform	—	—	—	—	298	298
Direct Investments	—	39	—	39	2	41
GP / LP Investments	11	—	—	11	395	406

Total	11	39	—	50	695	745

Total	$22	$594	$0	$616	$871	$1,487

Notes:

(1)	The schedule includes fully and partially unfunded commitments as of February 29, 2012, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.
(2)	The Company rejected $317 million in Loans of the total unfunded commitments as of February 29, 2012. These commitments were deemed as rejected as of the Effective Date of the Plan of Reorganization and the Debtors will no longer have any future funding obligation on those loans.
(3)	Loans unfunded commitments excludes $71 million related to PQ Corp, West Corp, USIS, and HD Supply revolving loans. As of February 29, 2012, $71 million has been set aside in escrow accounts to fund future borrowings and are currently controlled by the administrative agents.